Exhibit 99.1

Ramaco Retains Hatch to Lead Pre-Feasibility Study

for Brook Mine REE/CM Project

Lexington, KY, September 4, 2025 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) Ramaco is pleased to announce that Hatch Ltd. (“Hatch”) has been formally retained to lead the next critical analytical phase of the Brook Mine rare earth elements and critical minerals (REE/CM) project. Hatch will spearhead the development of the project’s Pre-Feasibility Study (PFS), including test-work support, pilot plant design, and process flowsheet optimization.

This milestone follows a rigorous evaluation of proposals from leading engineering firms. Hatch’s submission stood out for its technical depth, lean execution model, and proven expertise in hydrometallurgical unit operations—particularly in rare earth processing. Their team comprises seasoned subject matter experts and discipline engineers based in both the United States and Canada.

“Hatch brings a strong world-class process team and rare earth experience that is essential for the next development phase of this unique project,” said Randall Atkins, Chairman and Chief Executive Officer for Ramaco. “This decision aligns with Ramaco’s broader strategy to rapidly advance the Brook Mine project and capitalize on growing interest from government and commercial stakeholders. The PFS will serve as a foundational planning document for future permitting, investment, and offtake discussions.”

“We’re proud to be teaming with Ramaco on this important next phase of the Brook Mine project. Our team is excited to apply Hatch’s deep expertise in rare earth processing and hydrometallurgy to help unlock the full potential of this resource,” shared John Bianchini, Hatch’s Chairman and CEO. “The Pre-Feasibility Study will be a critical step in shaping a technically robust and commercially viable path forward, and we’re committed to delivering innovative, practical solutions that support sustainable development and long-term value.”

The scope of Hatch’s engagement includes:

●	Developing and management of the full test-work program and coordinating with other third party national and private labs.

●	Developing a pilot plant design package to hand over to a design/build contractor including integration with downstream purification strategies to final products.

Preparing the commercial PFS including capital and operating cost estimates to accepted industry standards, Ramaco looks forward to working closely with Hatch to deliver a comprehensive and technically sound study that supports the long-term development of the Brook Mine REE/CM project.

Ramaco acknowledges the exceptional work performed by Weir International Inc. and Fluor Corporation in advancing the Brook Mine rare earth and critical minerals initiative. Weir’s updated geological assessments have reaffirmed the scale and quality of the deposit, now estimated at 1.7 million tons of total rare earth oxide (TREO) and Fluor’s preliminary economic assessment (PEA) confirming the project is both commercially and technologically feasible. Both studies have validated Ramaco’s development strategy and paved the way for development of the first new rare earth mine and refining project in the United States since 1952.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company’s ability to successfully develop the Brook Mine REE/CM project, including whether the Company’s exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates the development of a pilot and ultimately a full scale commercial processing facility. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.